Exhibit 99.1

Neuronetics Reports Fourth Quarter and Full Year 2021 Financial and Operating Results

MALVERN, PA., March 8, 2022 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need it with the best neurohealth therapies in the world, today announced its financial and operating results for the fourth quarter and full year of 2021.

Fourth Quarter 2021 Highlights

●	Exceeded guidance - Fourth quarter 2021 revenue of $15.0 million, exceeded previously issued guidance of $13.0 to $14.0 million
●	Increased revenue - Fourth quarter 2021 revenue increased 9% sequentially as compared to third quarter 2021
●	Achieved record-breaking quarterly treatment session revenue - Fourth quarter 2021 U.S. treatment session revenue of $11.2 million, compared to $11.0 million in fourth quarter 2020

Full Year 2021 Highlights

●	Exceeded guidance - Full year 2021 revenue of $55.3 million, exceeded previously issued guidance of $53.3 to $54.3 million
●	Full year 2021 U.S. treatment session revenue of $41.9 million
●	Full year 2021 U.S. NeuroStar Advanced Therapy revenue of $9.8 million

Recent Operational Highlights

●	Attained 510(k) clearance of innovative MT Cap technology for NeuroStar, designed to make the motor threshold determination process simpler and more efficient for clinicians and patients
●	Launched software innovation with FastMT™ and SoftStart™ to enhance NeuroStar Advanced Therapy System
●	Expanded health care professional education and adoption with 3rd and 4th NeuroStar Summits in November, 2021 and March 2022, respectively, with approximately 170 prospective customers attending
●	Amended existing credit facility with SLR Investment Corp (previously, Solar Capital Ltd.), modifying the Company’s ability to extend the interest only period and resetting certain revenue covenants

Recent Marketing Highlights

●	Increased key performance metrics with patients taking action to request a physician consultation through the Neurostar.com Physician Locator up, +67% increase vs. 2020
●	Demonstrated category leadership with the highest Share of Voice increasing from 60% to 71% from 2020 to 2021
●	Strengthened co-op program, Precision Pulse, launched in April 2021, showed steady increases quarter upon quarter in number of participants and dollars spent as customers took advantage of 50% co-op reimbursement at varying levels

●	Initiated partnership with social media influencer and key opinion leader, Dr. Melissa Shepard, to expand NeuroStar reach to new audience of over one million TikTok followers and over eighty thousand Instagram followers

“2021 was a transformational year for Neuronetics, during which we revamped the way we drive the commercial adoption of NeuroStar Advanced Therapy of Mental Health. Despite the ongoing macro headwinds, we made substantial progress on several of our strategic priorities that have put us in a strong position to drive acceleration growth in the future while generating significant momentum in the business as we exited the year,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “With key foundation elements in place, we are turning our attention to the execution of our strategy in order to drive growth. As we look ahead to 2022, we expect to see the increased positive impacts from the strategic investments we have made over the last two years. We are incredibly excited about the position we are in to take advantage of the opportunity that lies ahead to help treat patients suffering from mental health disorders get relief.”

Fourth Quarter 2021 Financial and Operating Results for the Three Months Ended December 31, 2021

	Revenues by Geography
	Three Months Ended December 31,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
United States	$14,556	$15,046	(3)%
International	466	533	(13)%
Total revenues	$15,022	$15,579	(4)%

Total revenue for the three months ended December 31, 2021 was $15.0 million, a decrease of 4% compared to the three months ended December 31, 2020 revenue of $15.6 million. During the quarter, total U.S. revenue decreased by 3% and international revenue decreased by 13% over the prior year quarter. The U.S. revenue decline was driven by a decrease in U.S. NeuroStar Advanced Therapy System sales and the international revenue decline was driven by a decrease in international treatment session revenue.

	U.S. Revenues by Product Category
	Three Months Ended December 31,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$2,815	$3,620	(22)%
Treatment sessions	11,245	11,029	2%
Other	496	397	25%
Total U.S. revenues	$14,556	$15,046	(3)%

	U.S. NeuroStar Advanced Therapy System
	Revenues by Type
	Three Months Ended December 31,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Capital	$2,513	$3,445	(27)%
Operating lease	85	79	8%
Other	217	96	126%
Total United States NeuroStar Advanced Therapy System revenues	$2,815	$3,620	(22)%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended December 31, 2021 was $2.8 million, a decrease of 22% compared to the three months ended December 31, 2020 revenue of $3.6 million. For the three months ended December 31, 2021 and 2020, the Company shipped 48 and 54 systems, respectively. Of the 48 systems shipped in the fourth quarter of 2021, 37 units were recognized as NeuroStar capital revenue and 11 units were recognized as operating leases contributing to operating lease revenue.

U.S. treatment session revenue for the three months ended December 31, 2021 was $11.2 million, an increase of 2% compared to the three months ended December 31, 2020 revenue of $11.0 million. The revenue growth was primarily driven by an increase in treatment session volume over the prior year quarter.

In the fourth quarter, U.S. treatment session revenue per active site was $12,183 as compared to $12,133 during the fourth quarter of 2020.

Gross margin for the fourth quarter of 2021 was 76.4%, an increase of approximately 60 basis points from the fourth quarter of 2020 gross margin of 75.8%. The increase was primarily a result of higher average sales prices of our NeuroStar Advanced Therapy System units and a higher mix of treatment session revenue in the fourth quarter of 2021.

Operating expenses during the fourth quarter of 2021 were $18.4 million, an increase of $3.9 million, or 27%, compared to $14.5 million in the fourth quarter of 2020. The increase was primarily driven by the implementation of new marketing initiatives, personnel costs related to our sales force, and additional stock-based compensation expense compared to the prior year quarter.

Net loss for the fourth quarter of 2021 was $(7.6) million, or $(0.29) per share, as compared to the fourth quarter 2020 net loss of $(3.7) million, or $(0.19) per share. Net loss per share was based on 26,371,382 and 19,014,994 weighted-average common shares outstanding for the fourth quarters of 2021 and 2020, respectively.

EBITDA for the fourth quarter of 2021 was $(6.3) million as compared to the fourth quarter of 2020 EBITDA of $(2.4) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Full Year Financial and Operating Results

	Revenues by Geography
	Year Ended December 31,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
United States	$53,447	$47,519	12%
International	1,865	1,725	8%
Total revenues	$55,312	$49,244	12%

Total revenues increased by $6.1 million, or 12%, from $49.2 million for the year ended December 31, 2020 to $55.3 million for the year ended December 31, 2021. For the period ended December 31, 2021, U.S. revenue increased by 12% and international revenue increased by 8% over the comparative prior year period. The U.S. revenue growth was primarily due to an increase in U.S. treatment session revenue and the international revenue growth was primarily driven by an increase in international NeuroStar Advanced Therapy Systems sales.

	U.S. Revenues by Product Category
	Year Ended December 31,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$9,760	$11,094	(12)%
Treatment sessions	41,933	34,852	20%
Other	1,754	1,573	12%
Total U.S. revenues	$53,447	$47,519	12%

	U.S. NeuroStar Advanced Therapy System
	Revenues by Type
	Year Ended December 31,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Capital	$8,820	$10,518	(16)%
Operating lease	279	437	(36)%
Other	661	139	376%
Total United States NeuroStar Advanced Therapy System revenues	$9,760	$11,094	(12)%

U.S. NeuroStar Advanced Therapy System revenue decreased by $1.3 million, or 12%, in the year ended December 31, 2021 compared to the year ended December 31, 2020. For the period ended December 31, 2021 and 2020, the Company shipped 147 and 166 systems, respectively. Of the 147 systems shipped in 2021, 129 units were recognized as NeuroStar capital revenue and 18 units were recognized as operating leases contributing to operating lease revenue.

U.S. treatment session revenues increased by 20% from $34.9 million for the year end December 31, 2020 to $41.9 million for the year ended December 31, 2021. The revenue growth was primarily driven by an increase in treatment session volume over the prior year period.

Gross margin for the full year 2021 was 78.9%, an increase of approximately 240 basis points from the full year 2020 gross margin of 76.5%. The increase in gross margin was the result of a higher mix of treatment session revenue for the full year 2021.

Operating expenses during the full year 2021 were $71.2 million, an increase of $11.2 million, or 19%, compared to $60.0 million in the full year 2020. The increase was primarily driven by implementation of new marketing initiatives, IT consulting costs for new system implementations and additional stock-based compensation expense compared to the prior year.

Net loss for the full year 2021 was $(31.2) million, or $(1.22) per share, as compared to full year 2020 net loss of $(27.5) million, or $(1.46) per share. Net loss per share was based on 25,479,425 and 18,834,534 weighted-average common shares outstanding for the years ended 2021 and 2020, respectively. There were 26,394,844 shares outstanding as of December 31, 2021.

EBITDA for the full year 2021 was $(26.1) million as compared to $(22.0) million for the full year 2020. The decrease in EBITDA is primarily due to the increase in net loss in the current period compared to the comparative prior period. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $94.1 million and $49.0 million as of December 31, 2021 and 2020, respectively.

MT Cap FDA 510(k) Clearance and U.S. Commercial Launch

In December of 2021, the Company received 510(k) clearance on their MT Cap technology for NeuroStar® Advanced Therapy for Mental Health. The MT Cap provides a target starting location and step-by-step map to guide the process of identifying a patient’s motor threshold (MT) and reduce multiple steps during the initial assessment for NeuroStar. The MT Cap leverages NeuroStar’s unique floating coil locking system, making mapping and determining motor thresholds seamless. Determining and locating a patient’s motor threshold is a critical component of the treatment process and can take up to 30 minutes for each patient. Now, when the MT Cap is combined with the recently launched FastMT™, these technology innovations provide an average 40% time savings during the MT activity. In March of 2022, the Company announced the nationwide commercial launch of the MT Cap in the U.S.

FastMT™ and SoftStart™ Software Enhancements to NeuroStar Therapy System

In October of 2021, the Company launched upgraded NeuroStar Advanced therapy systems with FastMT™ and SoftStart™, two significant software enhancements features related to a patient’s motor threshold assessment. FastMT™ and SoftStart™ enable faster motor threshold determination by reducing the number of steps in the process, allow health care professionals to automatically ramp pulse sequences to the prescribed treatment level for a patient, the ability to request and manage digital benefits investigation for new leads and the ability to schedule recurring patient outcome surveys through our TrakStar patient data management system.

November 2021 and March 2022 NeuroStar Summits

In November of 2021 in Nashville, TN, and March 2022 in San Diego, CA, the Company held its third and fourth NeuroStar Summit events, respectively, designed to provide prospective customers with a comprehensive understanding of the clinical and practice benefits of partnering with NeuroStar. The Summits were interactive events with approximately 170 prospective customers able to experience the NeuroStar Advanced Therapy System, interact with peers and hear from experts. Post survey results were extremely positive, and the Company plans to hold more Summits in the future.

Credit Facility Amendment

In February of 2022, the Company announced it had amended its term loan agreement with its current lenders, investment affiliates managed by SLR Investment Corp. (previously, Solar Capital Ltd), which was originally entered into on March 2, 2020 and subsequently amended on April 20, 2020 and December 2, 2020. This amendment includes modifications to the ability of the Company to extend the interest-only period, the reduction of certain revenue covenants, and the elimination of the final term loan tranche available to the Company.

Business Outlook

For the full year 2022, the Company expects to report total worldwide revenue between $58.0 million and $62.0 million.

For the full year 2022, the Company expects total operating expenses to be between $86.0 million and $90.0 million.

For the first quarter of 2022, the Company expects to report total worldwide revenue of between $13.0 million and $14.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on March 8, 2022 beginning at 8:30 a.m. Eastern Time. Investors interested in listening to the conference call on your telephone, please dial (877) 472-8990 for United States callers or +1 (629) 228-0778 for international callers and reference confirmation code 7313349, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com. The replay will be available on the Company’s website for approximately 60 days.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience and the largest transcranial magnetic stimulation (“TMS”) company in the industry, Neuronetics is redefining patient and physician expectations by designing and developing products that improve the quality of life for people suffering from neurohealth conditions. An FDA-cleared, non-drug, noninvasive treatment for people with depression, Neuronetics’ NeuroStar® Advanced Therapy system is today’s leading TMS treatment for major depressive disorder in adults with over four million treatments delivered. NeuroStar is widely researched and backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression Outcomes Registry. Neuronetics is committed to transforming lives by offering an exceptional treatment option that aims to produce extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2022, including with respect to revenue, operating expense, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on the Company’s operational and budget plans as well as general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel restrictions and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy for Mental Health System to generate revenues; the scale and efficacy of the Company’s salesforce as well as the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy for Mental Health System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(In thousands, except per share data)

	Three Months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues	$15,022	$15,579	$55,312	$49,244
Cost of revenues	3,538	3,763	11,653	11,554
Gross Profit	11,484	11,816	43,659	37,690
Operating expenses:
Sales and marketing	10,316	7,635	37,746	32,562
General and administrative	6,333	4,729	25,554	18,236
Research and development	1,743	2,112	7,923	9,201
Total operating expenses	18,392	14,476	71,223	59,999
Loss from Operations	(6,908)	(2,660)	(27,564)	(22,309)
Other (income) expense:
Interest expense	1,064	1,011	4,019	4,522
Loss on extinguishment of debt	—	—	—	924
Other income, net	(337)	(14)	(390)	(302)
Net Loss	$(7,635)	$(3,657)	$(31,193)	$(27,453)
Net loss per share of common stock outstanding, basic and diluted	$(0.29)	$(0.19)	$(1.22)	$(1.46)
Weighted-average common shares outstanding, basic and diluted	26,371	19,015	25,479	18,835

NEURONETICS, INC.

Balance Sheets

(In thousands, except per share data)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$94,141	$48,957
Accounts receivable, net	7,706	7,166
Inventory	6,563	3,720
Current portion of net investments in sales-type leases	2,198	1,887
Current portion of prepaid commission expense	1,559	1,096
Current portion of note receivables	74	—
Prepaid expenses and other current assets	3,090	2,186
Total current assets	115,331	65,012
Property and equipment, net	1,220	730
Operating lease right-of-use assets	3,884	3,418
Net investments in sales-type leases	1,697	2,331
Prepaid commission expense	6,763	5,300
Long-term note receivables	10,110	—
Other assets	2,218	1,866
Total Assets	$141,223	$78,657
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,299	$3,749
Accrued expenses	8,233	7,319
Deferred revenue	2,501	2,020
Current portion of operating lease liabilities	670	594
Current portion of long-term debt, net	—	—
Total current liabilities	15,703	13,682
Long-term debt, net	35,335	34,620
Deferred revenue	1,471	1,741
Operating lease liabilities	3,539	3,121
Total Liabilities	56,048	53,164
Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or
outstanding at December 31, 2021 and 2020, respectively	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 26,395 and 19,114
shares issued and outstanding at December 31, 2021 and 2020, respectively	264	191
Additional paid-in capital	393,644	302,842
Accumulated deficit	(308,733)	(277,540)
Total Stockholders’ Equity	85,175	25,493
Total Liabilities and Stockholders’ Equity	$141,223	$78,657

NEURONETICS, INC.

Statements of Cash Flows

(In thousands)

	Year ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(31,193)	$(27,453)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,060	941
Share-based compensation	7,869	4,404
Non-cash interest expense	715	1,192
Cost of rental units purchased by customers	203	179
Loss on extinguishment of debt	—	622
Changes in certain assets and liabilities:
Accounts receivable, net	(3,054)	(597)
Inventory	(3,444)	(945)
Net investment in sales-type leases	324	(1,609)
Leasehold reimbursement	—	836
Prepaid commission expense	(1,926)	(1,928)
Prepaid expenses and other assets	62	(641)
Accounts payable	276	(1,085)
Accrued expenses	910	(1,733)
Deferred revenue	215	(573)
Net Cash Used in Operating Activities	(27,983)	(28,390)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(2,353)	(730)
Issuance of promissory note	(7,486)	—
Net Cash Used in Investing Activities	(9,839)	(730)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	41,360
Repayment of long-term debt	—	(38,860)
Payments of debt issuance costs	—	(821)
Proceeds from exercises of stock options	2,435	690
Payments of common stock offering issuance costs	(401)	—
Proceeds from the issuance of common stock	80,972	—
Net Cash Provided by Financing Activities	83,006	2,369
Net Increase (Decrease) in Cash and Cash Equivalents	45,184	(26,751)
Cash and Cash Equivalents, Beginning of Period	48,957	75,708
Cash and Cash Equivalents, End of Period	$94,141	$48,957

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Net loss	$(7,635)	$(3,657)	$(31,193)	$(27,453)
Interest expense	1,064	1,011	4,019	4,522
Income taxes	—	—	—	—
Depreciation and amortization	292	200	1,060	941
EBITDA	$(6,279)	$(2,446)	$(26,114)	$(21,990)